EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
NetObjects, Inc.

We consent to incorporation by reference in the registration statement (No. 333-79669) on Form S-8 of NetObjects, Inc and subsidiary of our report dated November, 5, 1999, relating to the Consolidated Balance Sheets of NetObjects, Inc. and subsidiaries as of September 30, 1999 and 1998, and its related Consolidated Statements of Operations and Comprehensive Loss, Stockholders' Equity (deficit), cash flows and related financial statement schedule for each of the years in the three-year period ended September 30, 1999, which report appears in the September 30, 1999 annual report on Form 10-K of NetObjects, Inc.


                                                       KPMG LLP
Mountain View, California
December 20, 1999